Exhibit 4.1

The MetLife Non-Management Director

Deferred Compensation Plan

Program Description and Plan Document

November 2012

Important Notices

This Program Description provides an overview of the MetLife Non-Management Director Deferred Compensation Plan (the “Plan”). It is also the official plan document that legally governs the Plan. This Plan document will govern in every respect and instance, and replaces and supersedes prior Plan documents.

This Program Description may be updated from time to time to implement changes in the Plan. Fund performance data will be updated periodically. These updates will constitute part of the Prospectus distributed with respect to the Plan.

The Plan Administrator may amend, alter or terminate the Plan in accordance with its terms at any time and for any reason.

The Plan was effective on January 1, 2005, and the Plan will continue in effect until it is amended, suspended, or terminated according to its terms.

This Plan was designed to replace the MetLife Deferred Compensation Plan for Outside Directors and Article VII of the MetLife, Inc. 2000 Directors Stock Plan, respectively, beginning with 2005 compensation deferrals; earlier deferrals will remain governed by the earlier plans.

MetLife, Inc. will have the obligation to pay amounts deferred under the Plan. MetLife, Inc.’s obligations are registered under the Securities Act of 1933, as amended. Since this is an unfunded plan, your rights or claims against assets or property are no greater than those of a general unsecured creditor of MetLife, Inc.

Your deferrals may gain or lose value over time; see “Investment Tracking For Your Deferred Cash Accounts” and “MetLife Deferred Stock Accounts” below. Shares of MetLife, Inc. common stock paid under the Plan may be shares of treasury common stock, authorized but unissued common stock, or shares obtained on the open market.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

The date of this document is November 2012.

MetLife Non-Management Director Deferred Compensation Plan

Plan At-a-Glance

Purpose	To provide eligible directors with the opportunity to defer their cash and MetLife Stock compensation, thereby deferring payment of federal and most state income taxes on such compensation.

Eligibility	Directors of MetLife, Inc. who are not employees of MetLife, Inc. or any of its affiliates.

Election Options	• • • •	Deferral amount Investment tracking funds (for cash deferrals) Distribution date Number of distribution payments

Enrollment Period for Incumbent Directors

Eligible Directors will be notified of the opportunity for enrollment each calendar year in the calendar year before deferrals begin.

Beginning with the elections for retainer fees paid in 2013, deferral elections will be considered “Evergreen Elections,” and will continue to be effective for all subsequent years, unless changed during a future enrollment period.

Enrollment Period for New Directors	Newly-appointed directors may make a deferral election for fees paid in the calendar year in which they are elected, but must generally do so by the earlier of:

	•	the day before the first Directors meeting after appointment or,

	•	the 30th day after appointment.

Investment Tracking	The value of your deferred cash compensation accounts will fluctuate daily based on the performance of the investment tracking funds and indices you select. Your investment tracking elections will carry over from year to year unless or until changed.

Investment Tracking Fund Changes	Limited to a total of six times per year for future deferrals and existing account balances.

Changes in Amounts Deferred

Elections are irrevocable for the calendar year immediately following the election period.

Elections that relate to amounts already deferred can only be modified if you qualify for a hardship exception.

Form of Distribution	Your deferred cash compensation will be paid in cash at the end of the deferral period. Your deferred compensation of MetLife Stock will be paid in the form of such stock, with imputed reinvested dividends, at the end of the deferral period.

Distribution:

• Number • Timing • Hardship

Lump-sum payment or up to 15 annual installments.

Beginning upon earlier of 60 days after termination of service as a director or on a designated future date.

Immediate lump-sum payment (availability strictly limited).

Changes to Distribution Date and/or Number of Payments	You may change the distribution date to a date at least five years later than the date you originally selected, and/or change the number of payments. Your change will only be effective if you submit your request no later than one year before the distribution date you originally selected and remain an active Director for at least 6 years from the date your changes are submitted.

Taxes	Deferred compensation is taxable as ordinary income at the time of distribution. Rollover to an IRA, qualified plan or nonqualified plan is not permitted.

Beneficiary	Upon your death, any existing account balances will be paid to your designated beneficiary or beneficiaries in a lump sum.

Plan Funding	The Plan is a nonqualified, unfunded plan Your accounts are maintained for recordkeeping purposes only.

MetLife Non-Management Director Deferred Compensation Plan

The MetLife Non-Management Director Deferred Compensation Plan (the “Plan”) allows eligible directors to defer receiving a portion of their retainer fees paid in cash or shares of MetLife, Inc. common stock (“MetLife Stock”) for services in 2005 and thereafter, thereby deferring payment of federal and most state income taxes until a later date when the deferred payments are received. Participation in the Plan is completely voluntary.

The Plan is a nonqualified plan that is unfunded and subject to the risks described in this document. Amounts credited to an account are solely for recordkeeping purposes. The Plan is not subject to protection under the Employee Retirement Income Security Act of 1974 (ERISA), and is not a qualified plan under Internal Revenue Code Section 401(a).

Eligibility

Members of the Board of Directors of MetLife, Inc. (the “Board”) who are not employees of MetLife, Inc. or any of its affiliates (“Non-Management Directors”) are eligible to participate. In this Program Description, “you” refers to a director who is eligible to participate in the Plan.

Making a Deferral Election

Incumbent Directors - Prior to the calendar year in which retainer fees will be paid to you for services you provide as a Non-Management Director, the Plan Administrator may offer you the opportunity to defer all or a portion of the retainer fees paid as compensation for such services. Elections to defer cash retainer fees and/or stock retainer fees paid in 2013 will carry over from year to year. You will be notified of your current elections during the enrollment period, prior to the beginning of each calendar year and will have the opportunity to change your election at that time. If you do not change your elections during the enrollment period, then at the end of the enrollment period, your elections will become irrevocable and will continue to apply to the retainer fees paid to you in the subsequent calendar year.

New Directors - In general, you may defer all or a portion of your retainer fees for services in the calendar year you are appointed to the Board by submitting a deferral election offered to you by the Plan Administrator by the earlier of:

•	the day before the first Directors meeting following your appointment or,

•	the thirtieth (30th) day after your appointment.

If a Directors meeting occurs before the thirtieth (30th) day after your appointment and before you have filed a deferral election, then, at the discretion of the Plan Administrator, you may defer a prorated portion of your fees. The proration will be determined according to the number of scheduled meetings for the year of your appointment. You must submit your deferral election no later than the thirtieth (30th) day after your appointment.

All Directors - To defer your cash retainer fees, you need to complete the deferral election form offered to you by the Plan Administrator specifying:

•	The percentage of your cash retainer fees you want deferred into a Deferred Cash Account (if you choose to defer any of your cash fees, your deferral for the immediately subsequent calendar year must equal at least $10,000);

•	The investment tracking funds that will be used to adjust the value of that Deferred Cash Account; and

•	A future distribution date and number of payments for that Deferred Cash Account (paid in cash).

To defer your MetLife Stock retainer fees, you need to complete a deferral election form specifying:

•	The percentage of your MetLife Stock retainer fees you want deferred into a MetLife Deferred Stock Account; and

•	The future distribution date and number of payments for your MetLife Deferred Stock Account.

Your deferral election form must be submitted during the enrollment period. If you submit an election form that does not specify when payment is to be made, payment will be made upon the termination of your service as a Non-Management Director. If you submit an election form that does not specify the number of installments in which payment should be made, payment will be made in a single lump sum.

Before making your elections, you may wish to consult a tax or personal financial advisor regarding all of the ramifications of deferral of compensation.

All deferrals are subject to the terms of this Plan.

Income Taxes

Deferred compensation is not subject to current taxation under federal and most state income tax laws at the time it is deferred. However, income and self-employment taxes will be due at the time payment is made. Consult your financial advisor with any questions regarding how and when you should make payment of your tax obligations arising from payments under the Plan. Note that amounts paid under the Plan may not be rolled-over into an IRA, qualified plan or another nonqualified plan.

Neither MetLife, Inc. nor any of its affiliates will be entitled to claim a tax deduction for any compensation (plus earnings) the payment of which is deferred under the terms of this Plan until the taxable period in which the payments are includible in the taxable income of a participant. The deduction can be claimed only in the amount that such income is included in such participant’s income.

Deferral Amounts

If you choose to defer any of your cash retainer fees, your deferral for the immediately subsequent calendar year must be at least $10,000.

Once you elect your deferral amount, you may not change it for the year immediately subsequent to the election, unless the Plan Administrator determines that you qualify for hardship treatment. The Plan Administrator may suspend deferrals in cases of extreme hardship as provided in the Plan. See “Hardship Exceptions,” below. Changes for later periods, to the extent covered by the election, may be allowed by the Plan Administrator, subject to Legal Deferral Requirements.

Deferred Compensation Accounts

If you defer any or all of your cash retainer fees, a Deferred Cash Account in your name for that year’s deferrals will be established for recordkeeping purposes. If you defer any of your MetLife Stock retainer fees, a MetLife Deferred Stock Account in your name for that year’s deferrals will be established for recordkeeping purposes. You will receive account statements annually.

Your accounts will be credited effective on the date on which your retainer fees would have been paid had you not elected to defer receipt of such retainer fees.

Investment Tracking For Your Deferred Cash Accounts

Investment tracking funds are used as a device for adjusting the value of your Deferred Cash Accounts, from the time contributions are made until the time payments are made from your Deferred Cash Accounts, based on fund performance.

Each investment tracking fund reflects the investment returns of the actual fund or index, including any management fees and/or other expenses that apply to the actual fund. Returns are measured each day the relevant stock exchange is open. Your account will fluctuate based on the fund’s performance (gains or losses) in effect “mirroring” the performance of the specified fund or index, determined on a Total Return basis. “Total Return” reflects the change (plus or minus) in price or value, plus dividends (if any) on a reinvested basis. Your deferred cash account will not actually be invested in the funds. If the aggregate performance of the funds mirrored by the investment tracking funds you choose is positive, the value of your account will increase; if it is negative, the value of your account will decrease.

You may change your investment tracking funds- either with regard to future deferrals or your existing account- at any time during the year by accessing the Plan’s website or by calling the participant service center. However, you may make no more than six changes per calendar year. For this purpose, all changes submitted on the same day will count as a single change. You can elect to track your account against one or more of the investment tracking funds, and fund allocations must be made in multiples of 5%. If you have provided your e mail address, you will receive confirmation of your changes shortly after they are made.

Under MetLife’s Insider Trading Policy, active Directors are required to obtain pre-clearance from the MetLife Corporate Secretary before transferring funds into or out of the MetLife Common Stock Fund or changing the percentage of future deferred fees that will be allocated to the MetLife Common Stock Fund.

Detailed information about the available investment tracking funds will be provided to you. This will include descriptions and historic performance. The Plan Administrator may change, eliminate or replace any investment tracking fund or index at any time. When the Plan Administrator has determined to make a change, you will be informed and you will be given an opportunity to change your investment tracking selections to the extent they are affected by the change.

MetLife Deferred Stock Accounts

Your MetLife Deferred Stock Accounts will reflect the number of shares of MetLife Stock you deferred, plus imputed reinvested dividends (on the same basis as such dividends are paid on actual shares of MetLife Stock).

The value of your MetLife Deferred Stock Account will depend on the price of MetLife Stock, which is affected by market conditions and other factors, such as declared dividends. As a result, the value of your MetLife Deferred Stock Account is anticipated to have a relatively high risk profile.

Your MetLife Deferred Stock Accounts will be appropriately adjusted (as determined by the Governance Committee of the Board, or its successor) in the event of any MetLife Stock dividend, MetLife Stock split, recapitalization (including, but not limited, to the payment of an extraordinary dividend), merger, consolidation, combination, or spin-off affecting MetLife, Inc. capitalization, distribution of MetLife, Inc. assets to holders of MetLife Stock (other than ordinary cash dividends), exchange of shares, or other similar corporate change.

The performance of MetLife Deferred Stock Account will be identical to that of the MetLife Common Stock Fund, and is labeled the “MetLife Deferred Shares Fund” in the “Total Return Historic Fund & Index Performance by Calendar Year” chart.

Distribution Dates

For each of your Deferred Cash Accounts and your MetLife Deferred Stock Accounts, you may choose to have your distributions begin either (1) on a specific date no less than three years after the year of deferral, or (2) upon the termination of your service as a Non Management Director of MetLife, Inc. (the date of your termination of service will be determined in accordance with Legal Deferral Requirements). If you choose to receive your account on a specific date, your account will be paid to you on the earlier of (a) the date you selected, or (b) on the date of the termination of your service as a director.

Once you have designated a distribution date, you cannot change it except as described below under “Changing the Distribution Date and/or Number of Payments.”

Number of Payments

You may elect to receive each of your account balances in either a lump-sum payment or up to 15 annual installments. For each of your Deferred Cash Accounts, each annual installment will be a fraction of the account’s cash value with one being the numerator and the number of payments remaining being the denominator. For each of your MetLife Deferred Stock Accounts, each annual installment will be a fraction of the number of shares of MetLife Stock represented in the account, with one being the numerator and the number of payments remaining being the denominator and disregarding any fraction of a share until the last installment. For example, if you elect to receive 10 annual payments, the first payment is equal to 1/10th of the account; the second payment is equal to 1/9th of the account; and so on until final payment is made. For purposes of Legal Deferral Requirements, any payment option selected under this plan will be considered to be a single payment form of benefit.

Form of Payments

All payments from your Deferred Cash Accounts (including portions allocated to the MetLife Common Stock investment tracking fund) will be made in cash. All payments from your MetLife Deferred Stock Account will be made in MetLife Stock, except that fractional shares will be paid in cash at the Closing Price of MetLife Stock on the date of payment.*

Changing the Distribution Date and/or Number of Payments

For each of your Deterred Cash Account and your MetLife Deferred Stock Account for a given year, you may make changes only once on the form offered to you by the Plan Administrator, at which time you may change either or both:

1.	the date you previously elected to receive payment of your deferred compensation to a date at least five (5) years later than your original election; and/or

2.	the number of payments you have chosen to receive (your change may increase or decrease the number of payments and must also delay payment for at least five (5) years from the original date elected).

You must make all changes to any particular account at the same time; and your changes will only become effective if you submit them no later than one year before the original date you had selected for payment and remain an active Director for at least another 6 years from the date your changes are submitted. Otherwise, such changes will not become effective. All changes will be effective to the extent consistent with Legal Deferral Requirements.

Please note that elections for deferred payments on a fixed date will only be honored if you are still providing services as a Director as of the date that your deferred amounts become payable under your election. All deterred amounts whose payment election dates have not been reached as of the date that you are no longer providing services as a Director are paid as soon as administratively practical after your service as a Director ends. This is true even for re-deferral elections made in accordance with the procedures described above.

Payment to Beneficiaries

If you die before your distributions begin or are completed, the balance in your accounts will be paid as a single lump sum to your beneficiary. If you have not designated a beneficiary, or your beneficiary (or beneficiaries) die(s) before you do, the balance in your accounts will be paid to your estate.

You may designate an individual, entity, trustee, or your estate as your beneficiary, and you may change your beneficiary at any time. Each beneficiary designation will apply to all of your deferrals under the Plan, and will supersede your previous beneficiary designations. Unless or until you submit a new beneficiary designation form, your last beneficiary designation (if any) under the MetLife Deferred Compensation Plan for Outside Directors (or, if you have not designated a beneficiary under that plan, the beneficiary you have designated under the MetLife, Inc. 2000 Directors Stock Plan, if any) will apply under this Plan.

* “Closing Price” means the closing price of a share of MetLife Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of shares of MetLife Stock are quoted at the relevant time) on such date. In the event that there are no transactions of MetLife Stock reported on such tape (or such other system) on such date, Closing Price shall mean the closing price on the immediately preceding date on which MetLife Stock transactions were so reported.

You may update or designate your beneficiary(ies) during each enrollment period. If you wish to change your beneficiary designations during the year you may do so by accessing the Plan recordkeeper’s website or by calling the Participant Service Center.

Loans

No loans may be taken from your accounts.

Hardship Exceptions

In cases of extreme hardship, and consistent with Legal Deferral Requirements for deferral of income taxation, the Plan Administrator may suspend deferrals or make payments to you, reducing the value of your account. However, the total amount suspended and advanced cannot exceed the amount required to satisfy the financial consequences of the hardship and tax withholding requirements.

Unfunded, Unsecured Obligations of MetLife, Inc.

Deferrals under the Plan are unfunded and unsecured obligations of MetLife, Inc. Your rights are those of a general unsecured creditor of MetLife, Inc. The Plan is intended to be designed and administered in complete accordance with Legal Deferral Requirements, but in no event will MetLife, Inc., any affiliate, or the Plan be liable for any taxes, penalties, or other losses on account of the Plan or its administration failing to comply with Legal Deferral Requirements. The total amount of deferrals under the Plan will depend on participant elections. There are no fees charged to you for participation in the Plan.

Assignment

No assignment, hypothecation, or pledge of the right to receive the payment of amounts deferred or any other rights under the Plan may be made. The Plan does not provide for the creation of a lien on any account.

Qualified Domestic Relations Orders (“QDROs”)

Deferred compensation will be distributed or attached to the extent required by a QDRO.

Plan Administrator

The Plan is administered by a Plan Administrator who may establish, amend or rescind rules and regulations relating to the Plan. The Plan Administrator of this Plan is also the Plan Administrator of the Metropolitan Life Retirement Plan for U.S. Employees. The Plan Administrator acts through an individual who is an employee of an affiliate of MetLife, Inc. and an officer of one or more affiliates of MetLife, Inc. The Employee Benefits Committee of the Metropolitan Life Insurance Company appoints the Plan Administrator of the Retirement Plan, who serves until such time as the Committee appoints a new Plan Administrator.

To the extent consistent with law, including Legal Deferral Requirements, the Plan Administrator may amend, modify, suspend, or terminate the Plan at any time and for any reason. The Plan Administrator may not amend, modify or terminate the Plan in a way that will reduce the amount that has been accrued in your deferred compensation account prior to the effective date of the amendment, modification or termination.

The determinations and interpretations of the Plan made by the Plan Administrator shall be final, binding, and conclusive for all purposes under the Plan. The Plan Administrator may prescribe forms for participants to take action authorized or allowed under the Plan and may appoint agents and consult legal counsel and other professionals to assist in administration of the Plan. The Plan Administrator may, in his or her discretion, adjust the value of a deferred compensation account on a basis other than as prescribed in deferral or reallocation elections, including but not limited to the use of investment tracking funds other than those selected by the participant. The Plan Administrator will administer any claims under the Plan by following Section 503 of ERISA, any applicable regulations, and any other procedures the Plan Administrator adopts.

The Plan Administrator may reject or reform a deferral election on any lawful basis, and may conform any provision of the Plan to Legal Deferral Requirements. Where consistent with such requirements, the Plan Administrator may pay deferred compensation regardless of the participant’s election for payment at another time.

Additional Information

Additional information about the Plan will be provided to you from time to time. To the extent that information is part of a prospectus for the Plan, it will include a notice to that effect.

IN WITNESS WHEREOF, this MetLife Non-Management Director Deferred Compensation Plan, as amended and restated effective January 1, 2005, is approved.

PLAN ADMINISTRATOR

/s/ Andrew J. Bernstein

Andrew J. Bernstein

Date: 12/19/2012

Witness: /s/ Danielle Hodorowski